Exhibit 10.5

PROMISSORY NOTE

$12,000,000.00	New York, New York
July 31, 2020

FOR VALUE RECEIVED, ACRES CAPITAL CORP., a Delaware corporation, having its principal place of business at 865 Merrick Avenue, Suite 200S, Westbury, New York 11590 (together with its successors and permitted assigns, “Borrower”), hereby promises to pay to the order of RCC REAL ESTATE, INC., a Delaware corporation, as payee, having an address at c/o ACRES Capital, LLC, 865 Merrick Avenue, Suite 200S, Westbury, New York 11590 (together with its successors and assigns, “Lender”), or at such other place as the holder hereof may from time to time designate in writing, the principal sum of Twelve Million and No/100 Dollars ($12,000,000.00) (the “Loan”), in lawful money of the United States of America with interest thereon to be computed from the date of this Promissory Note (this “Note”) at the Interest Rate (or the Default Rate if applicable), and to be paid in accordance with the terms of this Note. Capitalized terms not defined below shall be defined as set forth on Exhibit A attached hereto.

ARTICLE 1: PAYMENT TERMS

Section 1.1 Interest Rate.

(a) Interest Rate. Interest on the outstanding principal balance of the Loan shall accrue at the Interest Rate or as otherwise set forth in this Note from (and including) the Closing Date to but excluding the date the Loan is paid in full, whether at maturity, upon acceleration, by prepayment or otherwise.

(b) Interest Calculation. Interest on the outstanding principal balance of the Loan shall be calculated by multiplying (a) the actual number of days elapsed in the relevant Accrual Period by (b) a daily rate based on the Interest Rate (or the Default Rate if applicable) and a three hundred sixty (360) day year by (c) the outstanding principal balance of the Loan.

(c) Default Rate. In the event that, and for so long as, any Event of Default shall have occurred and be continuing, the outstanding principal balance of the Loan and, to the extent permitted by law, all accrued and unpaid interest in respect of the Loan and any other amounts due pursuant to this Note, shall accrue interest at the Default Rate, calculated from the date such payment was due without regard to any grace or cure periods contained herein.

Section 1.2 Loan Payment.

(a) Monthly Debt Service Payments. Borrower shall pay to Lender (a) on September 1, 2020 and (b) on each Payment Date thereafter, the Monthly Debt Service Payment Amount; provided that Borrower shall pay to Lender any interest that accrues at the Default Rate on demand.

(b) Payments Generally. For purposes of making payments hereunder, but not for purposes of calculating Accrual Periods, if the day on which such payment is due is not a Business Day, then amounts due on such date shall be due on the immediately succeeding Business Day and with respect to payments of principal due on the Maturity Date, interest shall be payable at the Interest Rate or the Default Rate, as the case may be, through and including the day immediately succeeding such Maturity Date. All amounts due under this Note shall be payable without setoff, counterclaim, defense or any other deduction whatsoever, except as set forth in Article 5 hereof.

(c) Payment on Maturity Date. Borrower shall pay to Lender on the Maturity Date the outstanding principal balance of the Loan, all accrued and unpaid interest and all other amounts due under this Note.

(d) Method and Place of Payment. Except as otherwise specifically provided herein, all payments and prepayments under this Note shall be made to Lender not later than 3:00 P.M., New York City time, on the date when due and shall be made in lawful money of the United States of America in immediately available funds at Lender’s office or as otherwise directed by Lender, and any funds received by Lender after such time shall, for all purposes hereof, be deemed to have been paid on the next succeeding Business Day.

(e) Voluntary Prepayments. On any Business Day through the Maturity Date, Borrower may, at its option, prepay the Debt in full or in part, provided that Borrower pays to Lender (A) all interest accrued and unpaid on the principal balance of this Note to be prepaid to and including the date of prepayment and (B) all other sums due at the time of such prepayment under this Note.

(f) Extension of Maturity Date. Borrower shall have the option to extend the scheduled Maturity Date of the Loan for two (2) successive terms of one (1) year each (each such option, an “Extension Option”). In order to exercise each such Extension Option, Borrower shall deliver to Lender written notice of such extension on or before the date that is ten (10) days prior to the then applicable Maturity Date. The Maturity Date shall be extended pursuant to Borrower’s notice as aforesaid, provided that (a) no Event of Default shall be in existence on the then applicable Maturity Date and (b) Borrower shall pay to Lender on or before the then applicable Maturity Date an extension fee equal to one half of one percent (0.5%) of the outstanding principal balance of the Loan as of such date.

ARTICLE 2: DEFAULT AND ACCELERATION

Section 2.1 Event of Default. (a) Each of the following events shall constitute an event of default hereunder (an “Event of Default”):

(i) if any portion of the Debt shall not be paid within five (5) Business Days after the due date thereof; provided, however, that, for the avoidance of doubt, if Lender exercises its offset rights set forth in Section 5.2 hereof with respect to any portion of the Debt, such offset shall be deemed to cure any Default or Event of Default that would otherwise exist with respect to such portion of the Debt;

(ii) if any representation or warranty made by Borrower herein, or in any report, certificate, financial statement or other instrument, agreement or document furnished to Lender shall have been false or misleading in any material respect (or, in the case of any representation or warranty already qualified by materiality, in any respect), as of the date the representation or warranty was made; provided, however, if the materially false or misleading aspect of such representation or warranty was not intentionally made by Borrower and the materially false or misleading aspect of such representation and warranty remains capable of being cured or corrected and has not had, and would not reasonably be expected to have, a material adverse effect on Borrower’s ability to perform its obligations under this Note, Borrower shall have thirty (30) days to cause a cure or correction thereof following a senior officer of Borrower obtaining knowledge thereof;

(iii) if Borrower shall make an assignment for the benefit of creditors;

(iv) if a receiver, liquidator, trustee or similar official shall be appointed for Borrower or a substantial part of its assets, or if Borrower shall be adjudicated bankrupt or insolvent, or if any petition for bankruptcy, reorganization, arrangement or other similar relief pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by or against, consented to, or acquiesced in by, Borrower, or if any proceeding for the dissolution or liquidation of Borrower shall be instituted; provided, however, if such appointment, adjudication, petition or proceeding was involuntary and not consented to by Borrower upon the same not being discharged, stayed or dismissed within ninety

(90) days;

(v) if Borrower shall attempt to assign its rights under this Note or any interest herein in contravention of this Note;

(vi) if (A) Borrower assigns or otherwise transfers the Management Agreement (as defined below) in violation of the Management Agreement without the consent of the Lender or Exantas REIT or (B) the Management Agreement is terminated pursuant to Section 13 or Section 15 of the Management Agreement;

(vii) if Borrower shall continue to be in default under any of the other terms, covenants or conditions of this Note not specified in clauses (i) to (vi) above, for ten (10) days after a senior officer of Borrower obtains knowledge thereof, in the case of any such default which can be cured by the payment of a sum of money, or, in the case of any other default, for thirty (30) days after a senior officer of Borrower obtains knowledge thereof; provided, however, that if such non-monetary default is susceptible of cure but cannot reasonably be cured within such thirty (30) day period and provided further that Borrower shall have commenced to cure such default within such thirty (30) day period and thereafter diligently and expeditiously proceeds to cure the same, such thirty (30) day period shall be extended for such time as is reasonably necessary for Borrower in the exercise of due diligence to cure such default, such additional period not to exceed sixty (60) days; or

(viii) if (x) Borrower shall fail to observe or perform any agreement or condition relating to (A) any indebtedness for borrowed money or for the deferred purchase price of property or services (other than accounts payable incurred in the ordinary course of business and payable in accordance with customary trade practices) or (B) that is evidenced by a note, bond, debenture or similar instrument, in the case of each of clauses (A) and (B) having an aggregate principal amount of more than $5,000,000 (“Indebtedness”) or contained in any instrument or agreement evidencing, securing or relating thereto (“Debt Documents”), or any other default occurs, the effect of which default is to cause, or to permit the holder or holders or beneficiary or beneficiaries of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) (“Holders”) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity and (y) any such Holder accelerates such Indebtedness prior to its stated maturity (or such Indebtedness is automatically accelerated pursuant to the terms of the related Debt Documents) or exercises any other remedy available to such Holder under the related Debt Documents to collect on such Indebtedness.

(b) Upon the occurrence of an Event of Default (other than an Event of Default described in clauses (iii) or (iv) above) and at any time thereafter, in addition to any other rights or remedies available to it pursuant to this Note or at law or in equity, Lender may take such action, without notice or demand, that Lender deems advisable to protect and enforce its rights against Borrower, including, without limitation, declaring the Debt to be immediately due and payable, and Lender may enforce or avail itself of any or all rights or remedies available at law or in equity; and upon any Event of Default described in clauses (iii) or (iv) above, the Debt and other obligations of Borrower hereunder shall immediately and automatically become due and payable, without notice or demand, and Borrower hereby expressly waives any such notice or demand, anything contained herein to the contrary notwithstanding, and, to the extent permitted by applicable law, Lender may take any such actions, without notice or demand (except to the extent otherwise expressly required hereunder), that Lender deems advisable to protect and enforce its rights against Borrower, and Lender may enforce or avail itself of any or all rights or remedies available at law or in equity.

Section 2.2 Remedies. Upon the occurrence of an Event of Default, all or any one or more of the rights, powers, privileges and other remedies available to Lender against Borrower under this Note executed and delivered by, or applicable to, Borrower or at law or in equity may be exercised by Lender at any time and from time to time, whether or not all or any of the Debt shall be declared due and payable, and whether or not Lender shall have commenced any action for the enforcement of its rights and remedies hereunder. Any such actions taken by Lender shall be cumulative and concurrent and may be pursued independently, singularly, successively, together or otherwise, at such time and in such order as Lender may determine in its sole discretion, to the fullest extent permitted by law, without impairing or otherwise affecting the other rights and remedies of Lender permitted by law, equity or contract or as set forth herein. Without limiting the generality of the foregoing, Borrower agrees that if an Event of Default is continuing (i) Lender is not subject to any “one action” or “election of remedies” law or rule, and (ii) all liens and other rights, remedies or privileges provided to Lender shall remain in full force and effect until the Debt has been paid in full.

Section 2.3 Remedies Cumulative; Waivers. The rights, powers and remedies of Lender under this Note shall be cumulative and not exclusive of any other right, power or remedy which Lender may have against Borrower pursuant to this Note, or existing at law or in equity or otherwise. Lender’s rights, powers and remedies may be pursued singularly, concurrently or otherwise, at such time and in such order as Lender may determine in Lender’s sole discretion. No delay or omission to exercise any remedy, right or power accruing upon an Event of Default shall impair any such remedy, right or power or shall be construed as a waiver thereof, but any such remedy, right or power may be exercised from time to time and as often as may be deemed expedient. A waiver of one Default or Event of Default with respect to Borrower shall not be construed to be a waiver of any subsequent Default or Event of Default by Borrower or to impair any remedy, right or power consequent thereon.

ARTICLE 3: REPRESENTATIONS AND WARRANTIES

Section 3.1 Borrower Representations. Borrower represents and warrants as of the date hereof that:

(a) Organization. Borrower is validly existing and in good standing with requisite power and authority to own its assets and to transact the businesses in which it is now engaged. Borrower is duly qualified to do business and is in good standing in each jurisdiction where it is required to be so qualified in connection with its businesses and operations. Borrower possesses all rights, licenses, permits and authorizations, governmental or otherwise, necessary to entitle it to own its assets and to transact the businesses in which it is now engaged.

(b) Proceedings. Borrower has the power and authority, and the legal right, to execute and deliver this Note and to perform its obligations hereunder. Borrower has taken all necessary action to authorize the execution, delivery and performance of this Note. This Note has been duly executed and delivered by or on behalf of Borrower and constitutes the legal, valid and binding obligations of Borrower enforceable against Borrower in accordance with their respective terms, subject only to applicable bankruptcy, insolvency and similar laws affecting rights of creditors generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

(c) No Conflicts. The execution, delivery and performance of this Note by Borrower will not conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of Borrower pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement, bylaws, certificate of incorporation or other organizational documents, partnership agreement, management agreement or other agreement or instrument to which Borrower is a party or by which any of Borrower’s assets is subject, nor will such action result in any violation of the provisions of any statute or any order, rule or regulation of any Governmental Authority having jurisdiction over Borrower or any of Borrower’s properties or assets, and any consent, approval, authorization, order, registration or qualification of or with any court or any such Governmental Authority required for the execution, delivery and performance by Borrower of this Note has been obtained and is in full force and effect.

(d) Litigation. There are no actions, suits or proceedings at law or in equity by or before any Governmental Authority or other agency now pending or threatened against or affecting Borrower, which actions, suits or proceedings, if determined against Borrower would reasonably be expected to materially and adversely affect the ability of Borrower to perform its obligations under this Note.

(e) Solvency. Borrower has (a) not entered into this transaction or executed this Note with the actual intent to hinder, delay or defraud any creditor and (b) received reasonably equivalent value in exchange for its obligations hereunder. No petition in bankruptcy has been filed against Borrower in the last seven (7) years, and in the last seven (7) years, Borrower has not made an assignment for the benefit of creditors or taken advantage of any insolvency act for the benefit of debtors. Borrower is not contemplating the filing of a petition by it under any state or federal bankruptcy or insolvency laws or the liquidation of all or a major portion of Borrower’s assets or property, and Borrower has no knowledge of any Person contemplating the filing of any such petition against it or such constituent Persons.

(f) Enforceability. This note is enforceable by Lender (or any subsequent holder thereof) in accordance with its respective terms, subject to principles of equity and bankruptcy, insolvency and other laws generally applicable to creditors’ rights and the enforcement of debtors’ obligations. Except as set forth in Article 5 hereof, this Note is not subject to any right of rescission, set off, counterclaim or defense by Borrower, including the defense of usury, nor would the operation of any of the terms of this Note or the exercise of any right hereunder, render this Note unenforceable (subject to principles of equity and bankruptcy, insolvency and other laws generally affecting creditors’ rights and the enforcement of debtors’ obligations), and Borrower has not asserted any right of rescission, set off, counterclaim or defense with respect thereto.

(g) Sanctioned Person. (a) None of the funds or other assets of Borrower constitute property of, or are beneficially owned, directly or indirectly, by any Sanctioned Person, with the result that the Loan is in violation of law; (b) no Sanctioned Person has any interest of any nature whatsoever in Borrower, with the result that the Loan is in violation of law; and (c) none of the funds of Borrower have been derived from any unlawful activity with the result that the Loan is in violation of law. Borrower is not, and no director or officer of Borrower, or any agent of Borrower that will act in any capacity in connection with or benefit from the Loan, is a Sanctioned Person or is currently the subject or target of any Sanctions with the result that the Loan is in violation of law. The Loan and the use of proceeds of the Loan will not violate any Anti-Corruption Law or applicable Sanctions.

ARTICLE 4: BORROWER COVENANTS

Section 4.1 Existence; Compliance with Legal Requirements. Borrower shall do or cause to be done all things necessary to preserve, renew and keep in full force and effect its existence, and any rights, licenses, permits and franchises, which the failure to preserve would reasonably be expected to materially and adversely affect Borrower’s ability to perform its obligations under this Note. There shall never be committed by Borrower any act or omission affording any Governmental Authority the right of forfeiture against any monies paid in performance of Borrower’s obligations under this Note. Borrower hereby covenants not to commit, permit or suffer to exist any act or omission affording such right of forfeiture.

Section 4.2 Compliance with Law. Borrower shall comply with all statutes, orders, rules and regulations of any Governmental Authority having jurisdiction over Borrower or any of Borrower’s properties or assets, with which the failure to comply would reasonably be expected to materially and adversely affect Borrower’s ability to perform its obligations under this Note.

Section 4.3 Sanctioned Person. Borrower has performed and shall perform reasonable due diligence to insure that at all times throughout the term of the Loan, (a) none of the funds or other assets of Borrower constitute property of, or are beneficially owned, directly or indirectly, by any Sanctioned Person, with the result that the Loan is in violation of law; (b) no Sanctioned Person has any interest of any nature whatsoever in Borrower, with the result that the Loan is in violation of law; and (c) none of the funds of Borrower have been derived from, or are the proceeds of, any unlawful activity, including money laundering, terrorism or terrorism activities, with the result that the Loan is in violation of law.

Section 4.4 Notice of Default. Borrower shall, promptly after a senior officer of Borrower becomes aware that a Default or an Event of Default has occurred, notify Lender in writing of the nature and extent of such Default or Event of Default and the action, if any, it has taken or proposes to take with respect to such Default or Event of Default.

Section 4.5 Restricted Payments. During the continuance of an Event of Default, Borrower shall not declare or make, directly or indirectly, any Restricted Payment, or incur any new obligation (contingent or otherwise) to do so.

ARTICLE 5: RIGHTS OF OFFSET

Section 5.1 Borrower Offset Right. Lender and Exantas REIT each hereby expressly agrees that, notwithstanding anything herein to the contrary, (x) Borrower shall have the right to offset any amounts due and payable to Lender hereunder against any amounts due and payable to the Manager (as defined below) under that certain Fourth Amended and Restated Management Agreement, dated as of the date hereof, by and among Exantas REIT, ACRES Capital, LLC, a New York limited liability company (together with its permitted assignees, the “Manager”), and Borrower (as amended, modified, amended and restated and supplemented, the “Management Agreement”) and (y) Borrower may withhold payment of any amounts due and payable under this Note and apply such amounts against any fees and expense reimbursements otherwise owed to Manager by Exantas REIT under the Management Agreement.

Section 5.2 Lender Offset Right. Each of Borrower and Manager hereby expressly agrees that, notwithstanding anything in the Management Agreement to the contrary, during the continuance of an Event of Default hereunder, (x) Lender shall have the right to offset any amounts due and payable by Exantas REIT under the Management Agreement against any amounts due and payable to Lender hereunder and (y) Exantas REIT may withhold payment of any fees and expense reimbursements otherwise owed under the Management Agreement and apply such fees and expenses against any amounts due and payable by the Borrower pursuant to this Note, including any outstanding principal and any accrued and unpaid interest hereunder.

ARTICLE 6: SAVINGS CLAUSE

Notwithstanding anything to the contrary, (a) all agreements and communications between Borrower and Lender are hereby and shall automatically be limited so that, after taking into account all amounts deemed interest, the interest contracted for, charged or received by Lender shall never exceed the Maximum Legal Rate, (b) in calculating whether any interest exceeds the Maximum Legal Rate, all such interest shall be amortized, prorated, allocated and spread over the full amount and term of all principal indebtedness of Borrower to Lender and (c) if through any contingency or event Lender receives or is deemed to receive interest in excess of the Maximum Legal Rate, any such excess shall be deemed to have been applied toward payment of the principal of any and all then outstanding indebtedness of Borrower to Lender.

ARTICLE 7: NO ORAL CHANGE

This Note may not be modified, amended, waived, extended, changed, discharged or terminated orally or by any act or failure to act on the part of Borrower or Lender, but only by an agreement in writing signed by the party against whom enforcement of any modification, amendment, waiver, extension, change, discharge or termination is sought.

ARTICLE 8: WAIVERS

Borrower and all others who may become liable for the payment of all or any part of the Debt do hereby severally waive presentment and demand for payment, notice of dishonor, notice of intention to accelerate, notice of acceleration, protest and notice of protest and non-payment and all other notices of any kind, except to the extent expressly required hereunder. No release of any security or guaranty for the Debt or extension of time for payment of this Note or any installment hereof, and no alteration, amendment or waiver of any provision of this Note made by agreement between Lender or any other Person shall release, modify, amend, waive, extend, change, discharge, terminate or affect the liability of Borrower (except to the extent expressly set forth in a written instrument executed by both Borrower and Lender), and any other Person who may become liable for the payment of all or any part of the Debt, under this Note. No notice to or demand on Borrower shall be deemed to be a waiver of the obligation of Borrower or of the right of Lender to take further action without further notice or demand as provided for in this Note. If Borrower is a partnership, the agreements herein contained shall remain in force and be applicable, notwithstanding any changes in the individuals or entities comprising the partnership, and the term “Borrower,” as used herein, shall include any alternate or successor partnership, but any predecessor partnership and their partners shall not thereby be released from any liability. If Borrower is a corporation, the agreements contained herein shall remain in full force and be applicable notwithstanding any changes in the shareholders comprising, or the officers and directors relating to, the corporation, and the term “Borrower” as used herein, shall include any alternative or successor corporation, but any predecessor corporation shall not be relieved of liability hereunder. If Borrower is a limited liability company, the agreements herein contained shall remain in force and be applicable, notwithstanding any changes in the members comprising the limited liability company, and the term “Borrower” as used herein, shall include any alternate or successor limited liability company, but any predecessor limited liability company shall not thereby be released from any liability.

ARTICLE 9: TRANSFER

Without the prior written consent of Borrower, Lender may not assign, sell, convey, encumber, pledge, hypothecate, grant an option with respect to, or otherwise transfer or dispose of a legal or beneficial interest, whether direct or indirect, in all or any portion of this Note or the Debt evidenced hereby, except to a direct or indirect wholly owned subsidiary of Exantas REIT, or any successor to Exantas REIT by merger, conversion, consolidation or purchase of all or substantially all of Exantas REITs assets.

Notwithstanding the foregoing, any Person into which Lender may be merged or converted, or any Person with which Lender may be consolidated, or any Person resulting from any merger, conversion or consolidation to which Lender shall be a party, or any Person, including Persons affiliated with Lender, to which Lender shall sell or otherwise transfer all or substantially all of its assets shall, on the date when the merger, conversion, consolidation or transfer becomes effective and to the extent permitted by any applicable laws, become the successor Lender under this Note without the execution or filing of any document or any further act on the part of the parties to this Note; provided that Lender shall at all times remain a direct or indirect wholly owned subsidiary of Exantas REIT, or any successor to Exantas REIT by merger, conversion, consolidation or purchase of all or substantially all of Exantas REITs assets. After the effective date of any such merger, conversion, consolidation or transfer, all references in this Note to Lender shall be deemed to be references to such successor Person.

Without the prior written consent of Lender, Borrower may not assign its rights and obligations under this Note.

ARTICLE 10: GOVERNING LAW

(A) THIS NOTE WAS NEGOTIATED IN THE STATE OF NEW YORK, AND MADE BY BORROWER AND ACCEPTED BY LENDER IN THE STATE OF NEW YORK, AND THE PROCEEDS OF THIS NOTE WERE DISBURSED FROM THE STATE OF NEW YORK, WHICH STATE THE PARTIES AGREE HAS A SUBSTANTIAL RELATIONSHIP TO THE PARTIES AND TO THE UNDERLYING TRANSACTION EMBODIED HEREBY, AND IN ALL RESPECTS, INCLUDING, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS NOTE AND THE OBLIGATIONS ARISING HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO PRINCIPLES OF CONFLICT LAWS). TO THE FULLEST EXTENT PERMITTED BY LAW, BORROWER, MANAGER, EXANTAS REIT AND LENDER HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVE ANY CLAIM TO ASSERT THAT THE LAW OF ANY OTHER JURISDICTION GOVERNS THIS NOTE AND THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK PURSUANT TO SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

(B) ANY LEGAL SUIT, ACTION OR PROCEEDING AGAINST LENDER, MANAGER, EXANTAS REIT OR BORROWER ARISING OUT OF OR RELATING TO THIS NOTE MAY AT LENDER’S OPTION BE INSTITUTED IN ANY FEDERAL OR STATE COURT IN THE CITY OF NEW YORK, COUNTY OF NEW YORK, PURSUANT TO SECTION 5 1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW, AND BORROWER, MANAGER, EXANTAS REIT AND LENDER EACH WAIVE ANY OBJECTIONS WHICH IT MAY NOW OR HEREAFTER HAVE BASED ON VENUE AND/OR FORUM NON CONVENIENS OF ANY SUCH SUIT, ACTION OR PROCEEDING, AND BORROWER, MANAGER, EXANTAS REIT AND LENDER EACH HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUIT, ACTION OR PROCEEDING.

ARTICLE 11: NOTICES

Section 11.1 Notices. All notices, consents, approvals and requests required or permitted hereunder shall be given in writing and shall be effective for all purposes if hand delivered or sent by (a) certified or registered United States mail, postage prepaid, return receipt requested or (b) expedited prepaid delivery service, either commercial or United States Postal Service, with proof of attempted delivery, and by telecopier or e-mail (with answer back acknowledged), addressed as follows (or at such other address and Person as shall be designated from time to time by any party hereto, as the case may be, in a written notice to the other parties hereto in the manner provided for in this Section):

If to Lender:	RCC Real Estate, Inc.
c/o Exantas Capital Corp.
P. Sherrill Neff
Quaker Bio Partners
Cira Center
2929 Arch Street
Philadelphia, PA 19104
E-mail: sherrill.neff@gmail.com

With a copy to:	Morrison & Foerster LLP
250 W 55th Street
New York, New York 10019
Attention: Tracy A. Bacigalupo, Esq.
E-mail: tbacigalupo@mofo.com

If to Borrower:	ACRES Capital Corp.
865 Merrick Avenue, Suite 200S
Westbury, New York 11590
Attention: Jaclyn A. Jesberger, Esq.
E-mail: jjesberger@acrescap.com

With a copy to:	Cadwalader, Wickersham & Taft, LLP
One World Financial Center
New York, New York 10281
Attention: Melissa C. Hinkle, Esq.
Facsimile No.: (212) 504-6666
E-mail: Melissa.Hinkle@cwt.com

A notice shall be deemed to have been given: in the case of hand delivery, at the time of delivery; in the case of registered or certified mail, when delivered or the first attempted delivery on a Business Day; or in the case of expedited prepaid delivery and telecopy, upon the first attempted delivery on a Business Day; or in the case of telecopy, upon sender’s receipt of a machine-generated confirmation of successful transmission after advice by telephone to recipient that a telecopy notice is forthcoming; or in the case of e-mail, upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement).

ARTICLE 12: MISCELLANEOUS

This Note and all covenants, agreements, representations and warranties made herein and in the certificates delivered pursuant hereto shall survive the making by Lender of the Loan and the execution and delivery to Lender of this Note, and shall continue in full force and effect so long as all or any of the Debt is outstanding and unpaid. Whenever in this Note any of the parties hereto is referred to, such reference shall be deemed to include the legal representatives, successors and assigns of such party. All covenants, promises and agreements in this Note, by or on behalf of Borrower or Manager, shall inure to the benefit of the legal representatives, successors and permitted assigns of Lender. All covenants, promises and agreements in this Note, by or on behalf of Lender or Exantas REIT, shall inure to the benefit of the legal representatives, successors and permitted assigns of Borrower.

Notwithstanding any provision herein to the contrary (and this provision shall in all cases supersede all contradictory provisions and agreements contained herein) no trustee, board member, officer, director, manager, member, employee or agent of Borrower (or any direct or indirect member, partner, limited partner, general partner, shareholder, or other equity holder, or affiliate or subsidiary of Borrower) (collectively, the “Exculpated Parties”) shall be personally liable for any of the obligations of Borrower under this Note, and Lender, for itself and its successors and assigns, irrevocably waives any and all rights to sue for, seek, or demand any such damages, money judgment, deficiency judgment or personal judgment against any of the Exculpated Parties under, by reason of, or in connection with, this Note.

ARTICLE 13: JOINT AND SEVERAL

If more than one Person has executed this Note as “Borrower,” the obligations of all such Persons hereunder shall be joint and several.

ARTICLE 14: EXPENSES

Upon ten (10) Business Days prior written notice and delivery of reasonable back-up documentation evidencing same, Borrower shall reimburse Lender for all out-of-pocket costs, expenses, and fees (including expenses and fees of its outside legal counsel) actually incurred by Lender in connection with the enforcement of Lender’s rights hereunder.

ARTICLE 15: SUBORDINATION

Section 15.1 Subordination of Liabilities. Borrower, for itself, its successors and assigns, agrees, and Lender by its acceptance hereof agrees, that the payment of the principal of, interest on, and all other amounts owing in respect of, this Note is hereby expressly subordinated, to the extent and in the manner hereinafter set forth, to the prior payment in full in cash of all Senior Indebtedness pursuant to the terms and conditions of this Article 15. The provisions of this Article 15 shall constitute a continuing offer to all Oaktree Persons and Hamilton Lane Persons that, in reliance upon such provisions, become holders of, or continue to hold, Senior Indebtedness, and such provisions are made for the benefit of the Oaktree Persons and Hamilton Lane Persons that are holders of Senior Indebtedness, and such Oaktree Persons and Hamilton Lane Persons that are holders are hereby made obligees hereunder, and they and/or each of them may proceed to enforce such provisions in accordance with the terms of the applicable Senior Indebtedness.

Section 15.2 Borrower Not to Make Payments with Respect to the Debt in Certain Circumstances. Until all obligations in respect of Senior Indebtedness have been paid in full in cash or other payment satisfactory to the holders of such Senior Indebtedness and all commitments to extend additional Senior Indebtedness thereunder have been terminated, Borrower shall not make any payment on account of the Debt; provided that Borrower shall be entitled to pay to Lender the Monthly Debt Service Payment Amount in accordance with the terms hereof if, at the time of such payment, no (i) principal payment default in respect of any Senior Indebtedness has occurred and is continuing or (ii) other default of any material term of the credit agreement, loan agreement or similar instrument governing any Senior Indebtedness has occurred and is continuing that permits holders of such Senior Indebtedness to accelerate its maturity. Payments not made as a result of the proviso to the previous sentence shall be resumed, and Borrower shall promptly pay Lender all amounts not paid as a result of the previous sentence, on the date on which such default is cured or waived and, if applicable, any such acceleration is rescinded or on the date on which the Senior Indebtedness under which a default existed is discharged or paid in full in cash or other payment satisfactory to the holders of such Senior Indebtedness and all commitments to extend additional Senior Indebtedness thereunder is terminated. In the event that Borrower shall make or Lender shall receive any payment on account of the Debt at a time when payment is not permitted by this Section 15.2, such payment shall be held by Lender and held in trust for the benefit of the holders of Senior Indebtedness and shall be paid promptly over to such holders of Senior Indebtedness until such time as Borrower is permitted to pay Lender pursuant to the terms of the previous sentence.

Section 15.3 Subordination to Prior Payment of all Senior Indebtedness on Dissolution, Liquidation or Reorganization of Borrower. Upon any distribution of assets of Borrower upon any total or partial dissolution, winding up, liquidation or reorganization of Borrower, the holders of all Senior Indebtedness shall first be entitled to receive payment in full in cash or other payment satisfactory to the holders of such Senior Indebtedness of all Senior Indebtedness before Lender is entitled to receive any payment on account of the Debt. In the event that Borrower shall make or Lender shall receive any payment or distribution of assets of Borrower on account of the Debt contrary to this Section 15.3, such payment or distribution shall be received by Lender and held in trust for the benefit of the holders of Senior Indebtedness, for application to the payment of such Senior Indebtedness (any portion of the Senior Indebtedness that is repaid by the application of any such a payment or distribution, shall hereinafter be referred to as the “Subrogated Indebtedness”) until all such Senior Indebtedness shall have been paid in full in cash or the holders of such Senior Indebtedness shall have received other payment satisfactory to the holders of such Senior Indebtedness.

Section 15.4 Subordination Rights Not Impaired by Acts or Omissions of Borrower or Holders of Senior Indebtedness.

(a) No right of any present or future holders of any Senior Indebtedness to enforce subordination as herein provided shall be prejudiced or impaired by any act or failure to act on the part of Borrower or by any act or failure to act by any such holder, or by any noncompliance by Borrower with the terms and provisions of this Note, regardless of any knowledge thereof which any such holder may have. The holders of the Senior Indebtedness may, without in any way affecting the obligations of Lender with respect hereto, in their absolute discretion, change the manner, place or terms of payment of, change or extend the time of payment of, or renew or alter, any Senior Indebtedness or amend, modify or supplement any agreement or instrument governing or evidencing such Senior Indebtedness or any other document referred to therein, or exercise or refrain from exercising any other of their rights under the Senior Indebtedness, all without notice to or assent from Lender.

(b) This Article 15 defines the relative rights of Lender and holders of Senior Indebtedness. Nothing herein shall (i) impair, as between Borrower and Lender, the obligation of Borrower, which is absolute and unconditional, to pay the Debt in accordance with the terms hereof; (ii) affect the relative rights of Lender and creditors of Borrower other than their rights in relation to holders of Senior Indebtedness as expressly provided in this Article 15; (iii) affect that such non-payment shall be a Default or Event of Default in accordance with the terms hereof; or

(iv) prevent Lender or any affiliate from exercising its available remedies hereunder or under any other agreement, subject to the rights of holders of Senior Indebtedness to receive payments and distributions as expressly provided by Section 15.2 and Section 15.3 hereof.

Section 15.5 Subrogation. After all applicable Senior Indebtedness is paid in full in cash or other payment satisfactory to the holders of such Senior Indebtedness, Lender shall be subrogated to the rights of holders of Senior Indebtedness to receive payments or distributions with respect to the Subrogated Indebtedness. A payment or distribution made under this Article 15 to holders of any Senior Indebtedness that otherwise would have been made to Lender is not, as between Borrower and Lender, a payment by Borrower on the Senior Indebtedness.

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IN WITNESS WHEREOF, Borrower has duly executed this Note as of the day and year first above written.

BORROWER:

ACRES CAPITAL CORP.,
a Delaware corporation

By:	/s/ Mark Fogel
Name: Mark Fogel
Title: President & CEO

LENDER:

RCC REAL ESTATE, INC.,
a Delaware corporation

By:	/s/ Shelle Weisbaum
Name: Shelle Weisbaum
Title: Secretary

[Signature Page to Promissory Note]

Solely for the purposes of Articles 5, 10 and 12 hereof.

ACRES CAPITAL, LLC,
Delaware limited liability company

By:	/s/ Mark Fogel
Name: Mark Fogel
Title: President & CEO

EXANTAS CAPITAL CORP., a Maryland corporation

By:	/s/ Shelle Weisbaum
Name: Shelle Weisbaum
Title: Secretary

EXHIBIT A

DEFINED TERMS

“Accrual Period” shall mean the period commencing on and including the first (1st) day of each calendar month during the term of the Loan and ending on and including the final calendar date of such calendar month; provided, however, the initial Accrual Period shall commence on and include the Closing Date and shall end on and include August 31, 2020.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to Borrower from time to time concerning or relating to bribery or corruption, including, if applicable, the United States Foreign Corrupt Practices Act of 1977 and the U.K. Bribery Act 2010, in each case, as amended, and the rules and regulations promulgated thereunder.

“Business Day” shall mean any day other than a Saturday, Sunday or any other day on which national banks in New York, New York are not open for business.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management, policies or activities of a Person, whether through ownership of voting securities, by contract or otherwise. “Controlled” and “Controlling” shall have correlative meanings.

“Closing Date” shall mean the date of the funding of the Loan.

“Debt” shall mean the outstanding principal amount set forth in, and evidenced by, this Note together with all interest accrued and unpaid thereon and all other sums due to Lender under this Note.

“Default” shall mean the occurrence of any event hereunder which, absent the giving of notice or passage of time, or both, would be an Event of Default.

“Default Rate” shall mean, with respect to the Loan, a rate per annum equal to the lesser of (a) the Maximum Legal Rate or (b) three percent (3%) above the Interest Rate.

“Exantas REIT” shall mean Exantas Capital Corp., a Maryland corporation.

“GAAP” shall mean generally accepted accounting principles in the United States of America as of the date of the applicable financial report.

“Governmental Authority” shall mean any court, board, agency, commission, office or other authority of any nature whatsoever for any governmental unit (foreign, federal, state, county, district, municipal, city or otherwise) whether now or hereafter in existence.

“Hamilton Lane Person” means Hamilton Lane Advisors, L.L.C. (or any successor manager thereto) or any of its managed funds and accounts or special purpose holding vehicles owned by such funds and accounts.

“Interest Rate” shall mean a fixed rate of interest equal to three percent (3%) per annum.

“Maturity Date” shall mean July 31, 2026, as such date may be extended pursuant to the terms and provisions of Section 1.2(f) hereof, or such other date on which the final payment of principal of this Note becomes due and payable as herein provided, whether at such stated maturity date, by declaration of acceleration, or otherwise.

“Maximum Legal Rate” shall mean the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the indebtedness evidenced by this Note, under the laws of such state or states whose laws are held by any court of competent jurisdiction to govern the interest rate provisions of the Loan.

“Monthly Debt Service Payment Amount” shall mean an amount equal to the sum of (a) the accrued and payable interest only on the outstanding principal balance of the Loan and (b) $25,000.00.

“Oaktree Person” means Oaktree Capital Management, L.P. (or any successor manager thereto) or any of its managed funds and accounts or special purpose holding vehicles owned by such funds and accounts.

“Payment Date” shall mean the first (1st) day of each calendar month during the term of the Loan.

“Person” shall mean any individual, corporation, partnership, joint venture, limited liability company, estate, trust, unincorporated association, any federal, state, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any equity interest of any entity, or any payment on account of (whether in cash, securities or other property) the purchase, redemption, retirement, acquisition, cancellation or termination of any such equity interest (including any sinking fund or similar deposit), or on account of any return of capital to such entity’s shareholders, partners or members (or the equivalent entity thereof).

“Sanctioned Country” means, at any time, a country or territory which is itself the subject or target of any comprehensive or country-wide Sanctions.

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by a Sanctions Authority; (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned 50% or more, or otherwise controlled by, any such Person or Persons described in the foregoing clauses (a) or (b).

“Sanctions” mean economic or financial sanctions or trade embargoes imposed, restrictive measures enacted, administered or enforced from time to time by a Sanctions Authority.

“Sanctions Authority” means OFAC, the U.S. Department of State, the United Nations Security Council, the European Union, Her Majesty’s Treasury of the United Kingdom, or other relevant sanctions authority.

“Senior Indebtedness” means, as applicable, all obligations of Borrower under or in respect of certain credit facilities with Oaktree Persons to which Borrower is a party on the date hereof, as such facilities shall be amended, restated or amended and restated from time to time; provided that such indebtedness in excess of the aggregate principal amount of $190,000,000 (the outstanding balance of such indebtedness as of the date hereof) shall not be Senior Indebtedness hereunder.